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                                                                   Exhibit 10.04


                             MANAGEMENT ADVISORY AND
                         TECHNICAL ASSISTANCE AGREEMENT



                                     BETWEEN



                              STEEL DYNAMICS, INC.



                                       AND



                             NSM MANAGEMENT COMPANY
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                             MANAGEMENT ADVISORY AND
                         TECHNICAL ASSISTANCE AGREEMENT

            THIS MANAGEMENT ADVISORY AND TECHNICAL ASSISTANCE AGREEMENT is made and entered into as of the ____ day of March, 1998, by and between STEEL DYNAMICS, INC., a corporation duly organized and existing under the laws of Indiana, USA, with its principal office at Butler, Indiana,

                                       and

NSM MANAGEMENT CO., a Delaware limited liability company with its principal office in Singapore, Republic of Singapore.

                                WITNESSETH THAT,

            WHEREAS, NSM is the owner and developer of a new mill, which combines a minimal steel manufacturing plant with contiguous DRI and finishing facilities for the production of the Products;

            WHEREAS, NSM and Management Co. have entered into a Management Agreement, pursuant to which Management Co. is to have control over the operation and management of NSM, as more fully set forth therein;

            WHEREAS, SDI has designed, built, started-up, and is currently operating a thin-slab flat-rolled mini-mill in Butler, Indiana, as well as a cold mill facility and a DRI facility on or contiguous to the same site, and has accumulated know-how and experience particular to its U.S. Midwestern operations in connection therewith;

            WHEREAS, Management Co. believes that it can better discharge its duties and obligations to NSM under the Management Agreement if it can obtain the benefit of SDI's experience and operational and management techniques, so that it could adapt such experience and techniques to NSM's particular needs, as Management Co. deems appropriate, and, accordingly, has asked SDI to provide it with technical and operational consulting services, under the terms and conditions described herein;

            NOW, THEREFORE, in consideration Of the premises and covenants hereinafter contained and to be faithfully performed, SDI and Management Co. hereby agree as follows:
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                                    ARTICLE I

                                   DEFINITIONS

            Defined terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Definitions and Rules of Usage (March 12, 1998), which is incorporated herein by reference as though fully set forth herein, and the related Rules of Usage shall be applicable hereto.

                                   ARTICLE II

                      AGREEMENT REGARDING MANAGEMENT ADVICE
                             AND CONSULTATION BY SDI

            2.1 Subject to the provisions of Section 2.2, SDI hereby agrees to:

            (a) provide Management Co. with advice and counsel regarding SDI's management techniques, methodologies, and culture, including employee relations and incentivization;

            (b) advise Management Co., to the best of its knowledge, experience, and ability, in relation to all problems, studies, evaluations, questions, issues, inquiries, investigations and matters relating to the actual operation of the Mill, and to the manufacture of the Products, which Management Co. may from time to time refer to SDI for its opinion and advice during the term of this Agreement;

            (c) provide Management Co. with reasonable assistance in relation to the business and practical applications of SDI Technology; and

            (d) Upon Management Co.'s request from time to time, provide Management Co. with such additional assistance as it is entitled to make available hereunder, as may be reasonably necessary or desirable for the effective performance of its duties and obligations hereunder;

            2.2 It is understood that, in performing its services hereunder, SDI will:

            (a) in general, periodically draw upon its own personnel who are from time to time available for short-term projects or assignments, and who are professionally qualified to render advice in relation to the subject matter of the consultation; and

            (b) primarily provide training-type advice and consultation to Management Co., and, subject to Management Co.'s control, supervision, and direction, to NSM's


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      supervisory and managerial personnel, as well as, during start-up of the
      Mill and from time to time thereafter on an incidental basis regarding the Mill, to a reasonable number of NSM operating personnel in connection with the foregoing matters, such that the persons so trained will be able to then train their own people.

            2.3 The parties agree that SDI has undertaken no independent study or analysis of NSM's proposed operations, or of its Mill, its proposed Products, its technology and equipment, its management structure, the nature of its work force, its labor relations, the sources and nature of its raw materials, its markets, its transportation system, or the impact of its Thai culture, legal system, or tax laws upon its proposed business or upon Mill operations. SDI does not know whether, and has made no representations to NSM, express or implied, to the effect that SDI Technology or SDI's techniques and culture are appropriate for or best suited to NSM's needs. SDI's undertaking herein, is solely to make available to Management Co., and, through Management Co. to NSM, its own understandings, experience, and know-how, based upon its own operations, for Management Co.'s and/or NSM's use, rejection, modification, or adaptation as Management Co. and/or NSM deems appropriate. The parties likewise agree that SDI shall have no ongoing monitoring or oversight functions over NSM's Mill operations.

            2.4 The parties further acknowledge and agree that, with regard to the discharge of SDI's duties and obligations hereunder, SDI has been granted no power or authority, does not intend to exercise any such power or authority, and is undertaking no obligations to directly or indirectly manage, control, or supervise any of NSM's management or operating personnel or any of NSM's policies, practices, or procedures, to be responsible for achieving profitability of NSM's Mill or to profitably operate at any particular level, or to be able to solve any and all problems that may arise or that may be referred to SDI by Management Co. from time to time for consultation and advice. Management Co. shall in all instances have total discretion on whether and, if so, how to implement any SDI advice that it may receive, and shall derive all of its authority and take all of its directives from, and shall be solely answerable to, NSM.

                                   ARTICLE III

            Additional Services

            3.1 Reciprocal Right of Access to Technical Information

            3.1.1 Upon the written request of the Requesting Party, made from time to time during the term of this Agreement, and subject to the execution by the Requesting Party of commercially reasonable confidentiality and non-disclosure agreements, as contemplated by Article V, with reasonable safeguards to insure that the Providing Party's Technology is neither disclosed to nor used for the benefit of persons who are not themselves authorized to receive such disclosure or to use such Technology, nor used for purposes other than as specifically contemplated hereunder, the Providing Party, on a non-exclusive basis, during


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      reasonable business hours, and when such Technical Assistance will not unreasonably disrupt the Providing Party's business or production activities, shall provide the Requesting Party, for use either by NSM at its Mill, or at any of its other mill sites in Thailand, Malaysia, or the Philippines, or by SDI at its plants in the U.S., Canada, or Mexico, as the case may be, access to such Technical Information, including the right, subject to the Providing Party's judgment regarding the identification of and the number of persons necessary to provide the Technical Information (i) to interview certain operating, engineering, or administrative personnel, (ii) subject to reasonable safeguards and limitations, to observe processes, procedures or applications, (iii) to videotape, photograph, draw, diagram, or record such processes, procedures or applications, (iv) to make photocopies of any pertinent non-copyrighted materials with respect to such Technical Information, and (v) to copy digitally stored data, if not copyrighted, relating to the specific request.

            Nothing herein however, or in Sections 2.1 or 3.2, shall be construed to require SDI to provide NSM with management advice, Technical Information or Technical Assistance with respect to any person who is not an employee of the Mill, or at any facility other than the Mill, or to require NSM to provide SDI with Technical Assistance with respect to any person who is not an employee of SDI's Butler, Indiana mill, or at any facility other than its Butler, Indiana facility.

            3.1.2 The Providing Party shall be under no continuing obligation to the Requesting Party, but shall make a good faith effort to update or revise any Technical Information that has previously been made available to the Requesting Party.

            3.1.3 A Providing Party makes no representation or warranty for any purpose with respect to Technical Information furnished hereunder, except that the Providing Party shall use its best efforts to verify that such Technical Information is the same information and data as is used by it at the time of access.

            3.1.4 The Requesting Party shall reimburse the Providing Party for all reasonable out-of-pocket expenses, including economy class air transportation, and reasonable lodging and food costs, incurred by the Providing Party in complying with a request for Technical Information under this Agreement. The Requesting Party shall not be responsible for paying any salaries, benefits or per them charges for employees of the Providing Party involved in providing the Technical Information.

            3.2 Reciprocal Right to Technical Assistance

            3.2.1 In order to assist the Requesting Party in understanding Technical Information furnished under Section 3.1 and to assist the Requesting Party in the manufacture of the Products to which such Technical Information relates, and subject to the execution by the Requesting Party of commercially reasonable confidentiality and non-


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      disclosure agreements, as contemplated by Article V, with reasonable safeguards to insure that the Providing Party's Technology is neither disclosed to nor used for the benefit of persons who are not themselves authorized to receive such disclosure or to use such Technology, nor used for purposes other than as specifically contemplated hereunder, the Providing Party shall, upon receipt of a request of the Requesting Party made from time to time during the term of this Agreement, provide reasonable Technical Assistance to personnel employed and specifically designated by the Requesting Party, subject to the availability of qualified personnel within the employ of the Providing Party.

            3.2.2 In the event the Requesting Party asks the Providing Party to make its personnel available to provide Technical Assistance at the Requesting Party's facilities either at the Mill or at SDI's Butler, Indiana facility, as the case may be, the following terms and conditions shall apply:

                  (a) The Parties shall agree upon a mutually acceptable time schedule for the provision of such services. In the case of an urgent or emergency situation, the Requesting Party shall so indicate and shall submit its request for Technical Assistance to the Providing Party as soon as possible. While the Providing Party is expected to attempt in good faith to accommodate the Requesting Party's schedule, the Providing Party shall not be required to disrupt its operations or incur additional expense in order to do so.

                  (b) It is understood that, with respect to the level of the
            Providing Party's involvement at the Requesting Party's facility (including the number of staff, the nature of the expertise required, and the frequency of perceived need), the main purpose is for the Providing Party to provide the Requesting Party with a reasonable amount of initial on-site or other training, primarily directed to the Requesting Party's supervisory and managerial personnel (with a focus on "training the trainer"), but that ultimately the Requesting Party is expected to be able to provide its own ongoing training and support for its own staff and not to depend upon the Providing Party on a continuous basis.

                  (c) The Requesting Party shall receive and make necessary
            arrangements for the Providing Party's personnel being sent to the Requesting Party's facilities and shall reimburse the Providing Party for all reasonable business class air travel and other living expenses incurred by such personnel. The Requesting Party shall not be responsible for salaries, benefits or per them expenses of the Providing Party's personnel providing Technical Assistance. The Requesting Party shall bear all of its own expenses related to such Technical Assistance.

                  (d) The personnel of the Providing Party sent to the
            Requesting Party's facility to provide Technical Assistance hereunder, to provide Technical


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            Information pursuant to Section 3.1, or to provide management advice pursuant to Section 2.1, shall not be considered for any purpose to be employees, agents or representatives of the Requesting Party, nor shall they assume any responsibility for the Requesting Party's manufacture of products. Such personnel shall not be placed on the Requesting Party's payroll and the Providing Party shall be required to insure that such personnel are covered under applicable Workmen's Compensation or comparable laws, including health and accident insurance policies, for any injury that may occur to such personnel.

            3.2.3 In the event the Requesting Party asks that the Providing Party accept the Requesting Party's personnel at the facilities of the Providing Party for the purpose of receiving Technical Assistance, such assistance shall be made available under the following conditions:

                  (a) The Parties shall agree upon a mutually acceptable time schedule for the provision of such services. In the case of an urgent or emergency situation, the Requesting Party shall so indicate and shall submit its request for Technical Assistance to the Providing Party as soon as possible. While the Providing Party is expected to attempt in good faith to accommodate the Requesting Party's schedule, the Providing Party shall not be required to disrupt its operations or incur additional expense in order to do so.

                  (b) The Requesting Party shall bear all expenses (including travel and living expenses as previously described) incurred by the Requesting Party's personnel assigned to receive Technical Assistance under this Article, plus all other reasonable out-of-pocket training costs incurred by the Providing Party. The Requesting Party shall not be responsible for salaries, benefits or per diem expenses of the Providing Party's personnel providing Technical Assistance.

                  (c) Technical Assistance shall be provided in such manner as the Providing Party may allow (a) in accordance with safety requirements, (b) with due consideration to prevention of unreasonable disturbance of its manufacturing operations or production scheduling, and (c) under the guidance of the Providing Party's personnel.

                  (d) The personnel of the Requesting Party sent to the
            Providing Party's facility to receive Technical Assistance shall not be considered for any purpose to be employees, agents or representatives of the Providing Party, nor shall they assume any responsibility for the Providing Party's manufacture of products. Such personnel shall not be placed on the Providing Party's payroll, and the Requesting Party shall be required to insure that such personnel are covered under its own applicable Workmen's Compensation or comparable laws, including health and accident insurance policies, for any injury that may occur to such personnel.


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            3.2.4 The Providing Party represents and warrants that its personnel assigned to provide Technical Assistance to the Requesting Party shall be reasonably qualified to provide such assistance, in accordance with good professional practice, and shall use their best efforts for said purpose, but no other warranty with respect to Technical Assistance is or shall be deemed to be given to the Requesting Party by the Providing Party.

            3.3 Upon the request of Management Co., SDI will permit a reasonable number of representatives of Management Co. and/or of NSM, who have executed confidentiality agreements (in form and substance mutually agreeable to the parties), with safeguards to insure that SDI Technology, or, if applicable, IDI Technology, is neither disclosed to nor used for the benefit of persons who are not themselves authorized to receive such disclosures or to use such technology, nor used for purposes other than as specifically contemplated hereunder, to visit such of SDI's plants or operations, in the United States or elsewhere, as SDI deems appropriate, at such times and for such reasonable periods during the term of this Agreement as may be mutually agreed upon, in order for such representatives to attend training sessions, to learn how to train their own people, and to study SDI's and/or, if applicable, IDI's manufacturing processes and management techniques and other technical information relating to the Products and to the operation of such plants.

            3.4 SDI will fumish a mutually agreed upon number of its, or, if applicable, IDI's experienced and qualified staff, on short-term assignments to the Mill, at such times and for such periods as may be mutually agreed upon in order to render management advice, provide Technical Information, or to render Technical Assistance within the scope of this Agreement. SDI shall have the right to assign, reassign, recall, rotate or change any of its staff, at reasonable intervals, it being understood that the parties' primary objective hereunder is to train Management Co.'s and/or NSM's people to be trainers, so that they will be able to train NSM's actual operating personnel on an ongoing basis. Nothing herein shall be interpreted to mean that SDI is required to maintain, nor does SDI intend to maintain, any regular staff presence or any other permanent or semi-permanent presence or establishment at NSM's plant in Thailand, or elsewhere, nor any presence for Thai tax purposes.

            Management Co. shall, at no cost to SDI or its Subsidiaries, cause NSM to provide said trainers and technical experts with (i) all necessary office space and equipment, communication facilities such as telex, telephone or facsimile between Thailand and the United States, and any similar support, and
(ii) necessary facilities for the conduct of such technical experts.


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                                   ARTICLE IV

                        PAYMENTS BY Management Co. OR NSM

            4.1 In consideration of the services to be performed by SDI and/or, if applicable, by IDI hereunder, Management Co. shall pay or shall cause NSM to make the following payments to SDI:

            (a) An annual fee of Two Million Dollars (US $2,000,000) per year, payable in advance, the first $2,000,000 of which shall be paid concurrently with the Closing Date, and succeeding annual payments of $2,000,000 each payable on each anniversary of the Closing Date, so long as this Agreement remains in effect; provided that in no event shall aggregate fees be payable pursuant to this Section 4.1(a) in excess of Twenty Million Dollars (US $20,000,000) over the ten year term of this Agreement. In the event that this Agreement is terminated pursuant to the provisions of Article VIII and such termination occurs subsequent to the payment of the annual fee hereunder on the anniversary date, any uneamed portion of such fee shall be refunded to NSM (pro rated by the number of days remaining in the year of termination).

            (b) A payment of One Million Three Hundred Thousand Dollars (U.S. $1,300,000.00), payable upon the start-up of the Finishing Facilities, but no later than March 12, 1999.

            (c) Management Co. shall cause NSM to pay for all costs and expenses for its representatives, including, but not limited to, economy air travel, lodging and meal expenses, incurred in connection with each visitation to an SDI or, if applicable, an IDI plant, as well as in connection with any of the other training contemplated herein. SDI shall not be responsible for any property damage or bodily injury which any representatives of Management Co. and/or NSM may sustain during their stay in the United States, or at such other locations designated by SDI, unless such damage or injury will have been caused by gross negligence or willful misconduct of SDI or its personnel. SDI shall assist Management Co. in acquiring accommodations for the said representatives, but with no obligation to bear expense for such accommodation.

            (d) In connection with the services to be rendered to Management Co. and/or to NSM in Thailand, Management Co. shall cause NSM to pay to or reimburse SDI, with respect to each of said trainers and technical experts, the expenses of air travel from the United States to Bangkok and/or to NSM's plant in Thailand, and return, at economy class rates, together with all out of pocket expenses for food, transportation, and lodging during each such staff person's stay in Thailand.

            (e) All amounts payable under Sections 4.1(c) or (d), shall be due and payable by NSM to SDI within thirty (30) days after the transmittal by SDI to Management Co. of


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      invoices with respect thereto. Fees payable pursuant to Section 4.1(a) or
      (b) shall be payable in full in advance on or before the date indicated, and shall be in default if not fully paid within fifteen (15) days of the due date. Any payment not made when due shall accrue interest at an annual interest rate of ten percent (10%) from the date such payment is due until the date such payment is made.

            4.2 Except as otherwise agreed upon, all financial obligations hereunder are Dollar obligations, and Management Co. shall cause all payments under this Agreement to be made by NSM in that currency via electronic transfer to SDI's account as specified by SDI, any bank charges inside Thailand to be borne by NSM.

            4.3 Subject only to the following paragraph, SDI shall be responsible for all U.S. taxes and charges on any payments due and payable under this Agreement.

            If NSM shall be required under the laws of Thailand to deduct from any payment made to SDI hereunder any income tax which may be levied against SDI, then Management Co. shall cause NSM to deduct such amounts from the payments due to SDI hereunder, and Management Co. shall cause NSM to remit to the relevant tax authorities such income tax; provided, however, that NSM and Management Co. shall promptly fumish to SDI appropriate tax receipts or other documentary evidence issued by the competent tax authorities relating to such payment made by NSM, and showing payment in the name of SDI, so that SDI may obtain a tax credit in the United States. Recovery of such tax credit shall be the sole risk and responsibility of SDI. Management Co. agrees that any value added tax in Thailand on any payments hereunder shall be borne by NSM.

                                    ARTICLE V

                                 CONFIDENTIALITY

            5.1 All Technical Information, technical trade secrets, know-how, proprietary information, and data furnished or made available by either Party hereunder (hereinafter "Confidential Information"), will be deemed to be and will be received by the Requesting Party as confidential and proprietary, so long as it is identified as such when furnished, and such Confidential Information is for the Requesting Party's own use as limited herein and is to be kept confidential, in accordance with the standards set forth in the next paragraph, by the Requesting Party during and following the expiration or termination of this Agreement. This Article shall survive expiration or termination of this Agreement.

            Confidential Information shall not be made available, given, sold or disclosed by the Requesting Party to any other person without the prior written consent of the Providing Party. Each Party agrees to use its best efforts to maintain the confidentiality of the Confidential Information disclosed to it and each shall use no less than the same safeguards as it uses to protect


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its own Confidential Information of a similar nature. A Requesting Party shall disclose Confidential Information received from the Providing Party only to the Requesting Party's officers, agents, employees, consultants and advisors whose duties reasonably require familiarity with such information, provided that the Requesting Party shall first obtain from such persons legally enforceable undertakings, in form and substance satisfactory to the Providing Party, not to personally use Confidential Information, or knowledge derived therefrom, not to disclose it to or for the benefit of any third party and containing such other protections as the Providing Party shall reasonably request. Copies of all such undertakings shall be delivered to the Providing Party, with evidence of its proper adoption and legality. Except as otherwise agreed by the Parties, the Requesting Party shall be required at its own expense to take such legal actions as may be reasonably necessary to enforce such undertakings.

            5.2 The confidentiality obligation of the Requesting Party under
Section 3.1 above shall not apply to Confidential Information which:

            5.2.1 is or becomes publicly known through no wrongful act of the Requesting Party or its employees;

            5.2.2 is received by the Requesting Party without restriction from a third party without breach of any obligation of nondisclosure;

            5.2.3 is or has been independently developed by the Requesting
      Party;

            5.2.4 is contained in any published patent or published patent application or which becomes otherwise published or generally known to Requesting Party through no wrongful act of Requesting Party, from and after the date it becomes published or generally known; or

            5.2.5 is disclosed pursuant to Applicable Law.

                                   ARTICLE VI

                   OPERATING METHODOLOGIES AND PRODUCT QUALITY

            6.1 To the extent that Management Co. determines that such application or adaptation is appropriate, Management Co. will cause NSM to model its manufacturing operations after SDI's techniques and methodologies, with such adaptations thereof and modifications therein as Management Co. shall deem appropriate, and will endeavor to manufacture NSM's Products to a quality comparable with similar products manufactured by SDI in accordance with SDI Technology. Such determinations shall be made by Management Co., based solely upon its own assessment of whether and to what extent SDI's techniques and methodologies, and SDI Technology (or, if applicable, IDI Technology), with or without


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adaptation or modification, is properly applicable to meet NSM's particular needs and circumstances.

            6.2 Management Co. shall permit SDI, at SDI's request from time to time, to have access to NSM's plant for inspection, testing, and/or review of NSM's operations and of its quality control. It is acknowledged and agreed, however, that SDI shall have no continuing or ongoing obligation to approve, evaluate, monitor, verify, warrant, or vouch for NSM's operating technique and methodologies, or of its Product quality, nor to monitor or report on NSM's manufacturing operations, or its compliance with SDI operating procedures or SDI Technology.

            6.3 It is further acknowledged and agreed that neither Management Co. nor NSM, nor anyone active on its behalf, whether in the spoken or written word and whether in securities offerings or filings or in the sale and marketing of its Products, shall misrepresent nor make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, regarding the relationship between SDI and NSM, or state, suggest or imply that SDI manages NSM, exerts management influence or control over NSM, supervises the operations of NSM or approves or certifies NSM's quality standards or its compliance with SDI operating procedures or SDI Technology.

            6.4 Neither Management Co. nor NSM shall have any right, power, or authority, by reason of any right granted hereunder or otherwise, to use or employ SDI's name, any SDI trademark (whether statutory or common law), or any other trade dress or reference to SDI, in any testimonial, advertisement, publication, electronic medium, or any other format, without SDI's prior written approval.

                                   ARTICLE VII

                                 EFFECTIVE DATE

            Although this Agreement has been executed by the Parties on the date first above written, it shall become effective on and as of the Closing Date.

                                  ARTICLE VIII

                        DURATION AND TERMINATION; DEFAULT

            8.1 Unless sooner terminated as otherwise provided in this Agreement, this Agreement shall remain in effect and continue for a period of ten (10) years from the Closing Date.


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            8.2 Notwithstanding the provisions of Paragraph 8.1 and without prejudice to any other right and remedy that one Party may have against the other Party for material breach or nonperformance of this Agreement, this Agreement may be terminated:

            (a) by either Party upon sixty (60) days' written notice if the other Party shall violate any of the provisions or conditions of this Agreement and shall fail to discontinue or remedy such violation within said period of sixty (60) days of the date of such notice;

            (b) by either Party immediately if the other Party shall become bankrupt pursuant to the judgment of a court of competent jurisdiction.

            8.3 In the event that either Party fails to perform any material obligation or undertaking to be performed by it under this Agreement, and such failure shall not be cured within sixty (60) days after written notice thereof from the other Party, then a default shall have occurred hereunder and, in addition to the right to terminate described in Section 8.2, and subject to the provisions of Section 4.1(a) regarding the abatement of management fees for the year of default, the non-defaulting Party shall have no right to assert any claim for monetary damages, either in contract or in tort for ordinary negligence. NSM, however, shall be entitled to assert a claim for monetary damages in the event of SDI's gross negligence or willful misconduct, notwithstanding NSM's termination of this Agreement pursuant to Section 8.2, limited, however, to a claim for actual damages not exceeding the amount of the annual fee payable pursuant to Section 4.1(a) during the year of default.

            8.4 Expiration or termination of this Agreement for any reason shall not in any case operate to relieve either Party from its responsibility to fulfill any obligations under the provisions of this Agreement which shall have accrued to such party prior to the time of such expiration or termination.

                                   ARTICLE IX

                                   ASSIGNMENT

            Neither this Agreement nor any rights or benefits hereunder shall be assignable or transferable to any third party, in whole or in part, by either Party, without the prior written consent of the other Party. In the event of assignment by operation of law, absent consent by the other Party, this Agreement shall thereupon automatically terminate without notice.


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                                    ARTICLE X

                              WAIVER OF COMPLIANCE

            Any failure by either Party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not constitute or be construed as a waiver of that party's right thereafter to enforce each and every provision of this Agreement.

                                   ARTICLE XI

                   GOVERNMENTAL REGULATIONS AND FORCE MAJEURE

            11.1 Any obligation of either Party hereunder shall be subject to Applicable Law, respecting the export, import or disclosure of materials, products, SDI Technology, or NSM Technology.

            11.2 Upon the occurrence of an event of Force Majeure, the following provisions shall apply:

            (a) The Party who believes that his performance is excused by such event of Force Majeure shall give written notice to the other as soon as possible and with sufficient detail to permit the other to minimize inconvenience and expense.

            (b) Both Parties will cooperate to minimize the financial consequences of such event of Force Majeure.

            (c) Either Party hereto shall have the right to request the termination of this Agreement if such event of Force Majeure continues for a period greater than 180 days.

                                   ARTICLE XII

                                   ARBITRATION

            12.1 In the event of any disputes, controversies or differences which may arise among the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, the parties hereto shall exert their utmost to settle the same by means of good faith negotiations.

            12.2 The disputes, controversies or differences arising out of this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the ICC by three arbitrators appointed in accordance with said Rules, but no such award shall produce a result inconsistent with the provisions of Section 8.3 hereof. The place of arbitration shall be London, England and the proceedings shall be conducted in the English language.

            12.3 Judgement upon the award rendered may be entered into any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                                  ARTICLE XIII

                   NEGATION OF AGENCY AND OTHER RELATIONSHIPS

            Nothing contained in this Agreement, nor anything done by either Party in the discharge of its obligations hereunder, shall be deemed to constitute either Party the agent, employee, joint venturer, or partner of the other Party.

                                   ARTICLE IV

                                     NOTICE

            Any notice required or contemplated hereunder shall be in English and shall be deemed to be given when received by mail or facsimile (with follow-on hard copy by mail), properly addressed as follows:

If to SDI:        Keith E. Busse, President
                  Steel Dynamics, Inc.
                  4500 County Road 59 Butler, IN 46721
                  Fax:   1-219-868-8951
                  Phone: 1-219-868-8108

with a copy to:

                  Robert S. Walters, Esq.
                  Barrett & McNagny
                  215 East Berry Street
                  Fort Wayne, IN 46802
                  Fax:   1-219-423-8924
                  Phone: 1-219-423-8905

If to Management Co.:

                  Mr. David Stickler
                  McDonald & Company Securities, Inc.
                  800 Superior Avenue
                  Cleveland, OH 44114
                  Fax:   1-216-443-3980
                  Phone: 1-216-443-2790

If to NSM:

                  Mr. John Schultes
                  Nakomthai Strip Mill Public Company Limited Chonburi Industrial Estate (Bowin) 358 Moo 6
                  Highway 331, Bowin
                  Sri Racha, Chonburi 20230
                  Thailand
                  Fax:   (66-38) 345-693, 345375
                  Phone: (66-38) 345-950-84, Ext. 255

with a copy to:

                  Mr. Chamni Janchai
                  Nakomthai Strip Mill Public Company Limited
                  16th Floor UM Tower
                  9 Ramkhamhaeng Road
                  Suanluang, Bangkok 10250, Thailand
                  Fax: (662) 719-9828-9

or to such other addresses either Party shall from time to time fumish in writing to the other Party for such purpose. Such notice shall be deemed given when actually received, or ten (10) days after the date mailed if sent by certified or registered mail.

                                   ARTICLE XV

                           GOVERNING LANGUAGE AND LAW

            This Agreement is executed in English as the control text, and it shall be governed by and noted in accordance with the laws of the State of New York. The Parties their rights and obligations under this Agreement shall not be governed by either the provisions of the 1980 U.N.

Convention for the International Sale of Goods nor by the laws of any jurisdiction other than as specified herein.

                                   ARTICLE XVI

                         ENTIRE AGREEMEENT AND VARIATONS

            This Agreement, together with the Exhibits attached hereto, or other documents referenced herein, including the License Agreement, constitutes the entire and only agreements between the Parties relative to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings relative to the subject trial hereof, and may not be changed or modified in any manner unless in writing signed by the authorized officer or representative, on behalf of each of the Parties on or after the date of execution of this Agreement.

                                  ARTICLE XVII

                           SEVERABILITY OF PROVISIONS

            If any of the provisions of this Agreement shall be declared to be invalid or unenforceable by judicial or administrative decision, any such provisions be deemed deleted and shall not in any way affect the validity of any other provision of this Agreement.

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.



Date:                                  NSM MANAGEMENT CO.
     -------------


                                       By /s/ [ILLEGIBLE]
                                         ---------------------------------------
                                       Title
                                            ------------------------------------



Date: 03/12/98                         NAKORNTHAI STRIP MILL PUBLIC
     -------------                     COMPANY LIMITED


                                       By /s/ John W. Schultes
                                          --------------------------------------
                                       Title President/CEO
                                             -----------------------------------


Date: 03/12/98                         STEEL DYNAMICS, INC.
     -------------

                                       By /s/ Tracy Shellabarger
                                          --------------------------------------
                                       Title Vice President
                                             -----------------------------------